SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

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PACCAR INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 31, 2014

Dear Stockholder:

The Company requests that you vote in accordance with the recommendations of the Board of Directors at PACCAR’s Annual Meeting on April 29, 2014. In particular, the Company asks that you support the election of directors John M. Fluke, Jr. and Mark Schulz who have contributed positively to PACCAR’s excellent stockholder returns.

At PACCAR’s 2013 Annual Meeting, a stockholder proposal to elect all directors annually failed to obtain the affirmative vote of a majority of the shares present and entitled to vote at the meeting. The Company continues to review the proposal to elect all directors annually. To date, a majority of stockholders have not supported that proposal. In addition to failing in 2013, the same proposal failed to pass in 2012, 2009 and three prior times.

Institutional Stockholder Services (“ISS”) has recommended a vote against these two directors solely because the Board did not act on the 2013 stockholder proposal to elect all directors annually, even though the proposal failed.

Your vote is important. We ask that you consider the information included in this letter and our Proxy Statement and support the Board’s recommendation on all items including the election of directors Fluke and Schulz.

Sincerely,

J. M. D’Amato

Secretary

P.O. Box 1518  Bellevue, Washington 98009  Telephone 425-468-7000

PACCAR Building  777-106th Avenue N.E.  Bellevue, Washington 98004